Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 7, 2005 (except for Note 12 as to which the date is September 20, 2005) on the consolidated financial statements of , Connected Media Technologies, Inc. (f.k.a. Trust Licensing, Inc.) for the years ended December 31, 2004 and 2003 and for the period from July 19, 2001 (inception) to December 31, 2004, included herein on the registration statement of Connected Media Technologies, Inc. on Form SB-2/A, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
September 30, 2005